[LETTERHEAD ARTHUR ANDERSEN]


July 28, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first three paragraphs and the last paragraph of Item 4(a) included in the form 8-K dated July 21, 1999 of Signal Apparel Company, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

    ARTHUR ANDERSEN LLP

Copy to:
Mr. Tom McFall, Signal Apparel Company, Inc.